EXHIBIT 11

STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                   Quarter Ended
                                                                  March 31, 1999
                                                                  --------------

Diluted net income per share:

Net income to common shareholders ........................         $ 1,767,000

Average number of shares outstanding .....................          11,500,000
                                                                   -----------

Net effect of dilutive stock options-based
   on treasury stock method ..............................                 N/A
                                                                   -----------

Total average shares .....................................          11,500,000
                                                                   -----------

Diluted net income per share .............................         $      0.15


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